Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of Aduro Biotech, Inc. and subsidiaries (the “Company”), dated March 9, 2020, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2019.

/s/ Deloitte & Touche

San Francisco, California

March 9, 2020